Exhibit 99.1
Press Release
Tri-Isthmus Group, Inc. Announces Initial Closings on the Acquisition of 2 Ambulatory Surgery
Centers
LA JOLLA, Calif., March 15 — Tri-Isthmus Group, Inc. (the “Company” or “TIGroup”) (OTC Bulletin Board: TISG) completed its initial closings on two ambulatory surgery centers (“ASC”) located in Southern California.
TIGroup(TM) signed contracts to acquire 51% of the two ASCs in December 2005 pending completion of various closing conditions. TIGroup(TM) has closed on an initial 19.99% ownership in each ASC. Upon completion of the audits of each center, TIGroup(TM) shall close on the remaining 31.01% as per its purchase agreements, making it the 51% owner and general partner of each business. The second closing shall permit the Company to consolidate the operating results of each ASC into TIGroup(TM).
David Hirschhorn, Co-CEO of TIGroup(TM) commented, “This is another important step for us in building our business momentum. Our initial closings of the Point Loma and Del Mar ASC’s are expected to be the first in a series of transactions that we expect to undertake during this fiscal year.” Mr. Hirschhorn added, “We have a number of transactions in our pipeline under review including a strategic relationship with a national management firm to enhance our operating infrastructure.”
TIGroup(TM) is seeking opportunities to both invest in and acquire ambulatory surgery centers, imaging centers and those firms that manage these businesses domestically and internationally.
About Tri-Isthmus Group, Inc.
TIGroup(TM) is a public holding company focused on the acquisition of private businesses in the healthcare, business and energy services sectors. The company actively seeks out profitable or near profitable businesses that provide a platform for accelerated growth via additional acquisitions and attractive internal growth dynamics. The TIGroup(TM) team, board and advisory board combine significant experience in operations, acquisitions, financing, asset management, turnarounds and the management of private and public companies. TIGroup(TM) makes its investments in the healthcare services sector through its subsidiary, Surgery Center Acquisitions Holdings, Inc.
TIGroup has offices in La Jolla, CA, and is listed on the OTCBB, trading symbol TISG.OB.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) prospective business opportunities and (ii) Tri-Isthmus Group’s potential strategies for redirecting and financing its business. Forward-looking statements are statements other than historical information or statements of current condition. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and the Company undertakes no obligation to update these statements in light of future events or otherwise.
For more information contact: David Hirschhorn at (818) 887-6659.